Exhibit 99.1

The Music Acquisition Corporation Will Redeem Its Public Shares and Will Not Consummate an Initial Business Combination

NEW YORK, NY, Nov. 16, 2022 (GLOBE NEWSWIRE) -- The Music Acquisition Corporation (the “Company”) (NYSE: TMAC, TMAC.U), a special purpose acquisition company, today announced that if stockholders approve the proposed amendments to its Amended and Restated Certificate of Incorporation (the “Charter Amendment Proposal”) and the investment management trust agreement (the “IMTA Proposal” and together with the Charter Amendment Proposal, the “Early Termination Proposals”), dated February 2, 2021, with Continental Stock Transfer & Trust Company (the “Trust Agreement”), at the special meeting in lieu of the 2022 annual meeting to be held on November 30, 2022 (the “Special Meeting”), it will redeem all of its outstanding shares of Class A common stock (the “public shares”), effective as of the close of business on December 2, 2022 (the “Redemption Date”), because the Company will not complete an initial business combination within the time period required by its Amended and Restated Certificate of Incorporation, as amended pursuant to the Charter Amendment Proposal, if approved by the Company’s stockholders (the “Proposed Certificate of Incorporation”).

There can be no assurance that the Company’s stockholders will approve the Early Termination Proposals at the Special Meeting, and if such approval is not obtained the Company will redeem the public shares pursuant to the terms of its current Amended and Restated Certificate of Incorporation and the existing Trust Agreement.

As stated in the Company’s registration statement on Form S-1, effective as of February 2, 2021, and in the current Amended and Restated Certificate of Incorporation, if the Company has not completed an initial business combination within 24 months of the closing of the Company’s initial public offering, or February 5, 2023, the Company will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter (subject to lawfully available funds therefor), redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to the Company to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then outstanding public shares, which redemption will completely extinguish the rights of the public stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and its board of directors, liquidate and dissolve, subject in each case, to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The per-share redemption price for the public shares is expected to be approximately $10.07 (the “Redemption Amount”) on the Redemption Date, assuming the Company’s stockholders approve the Early Termination Proposals at the Special Meeting. In accordance with the terms of the Trust Agreement, the Company expects to retain interest earned on the funds deposited in the trust account to pay the Company’s tax obligations and $100,000 of dissolution expenses.

As of the close of business on the Redemption Date, assuming that a sum sufficient to redeem the public shares has been irrevocably deposited or set aside to pay the Redemption Amount for each public share, such public shares will be deemed to no longer be outstanding and will represent only the right to receive the Redemption Amount for each such public share.

The Redemption Amount will be payable to the holders of the public shares upon presentation of their respective stock or unit certificates or other delivery of their shares or units to the Company’s transfer agent, Continental Stock Transfer & Trust Company. Beneficial owners of public shares held in “street name,” however, will not need to take any action in order to receive the Redemption Amount.

There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless.

The Company expects that the last day of trading of its units and common stock on the NYSE will be December 1, 2022, following which, the Company expects that the NYSE will file a Form 25 with the United States Securities and Exchange Commission (the “Commission”) to delist its units and common stock on or about December 2, 2022. The Company thereafter expects to file a Form 15 with the Commission to terminate the registration of its securities under the Securities Exchange Act of 1934, as amended.

About The Music Acquisition Corporation

The Music Acquisition Corporation is a blank check company incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. The Company focused its efforts on identifying a prospective target business either directly or indirectly connected with the music sector, with particular emphasis on businesses where its significant strategic and operational expertise and long-standing position within the music industry would be a value-additive proposition to potential target businesses, though it was permitted to pursue targets in any industry or geographic region.

Forward-Looking Statements

The foregoing communication includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the proposed early unwind of the Company. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, the receipt of the requisite stockholder approval to effect this proposed transaction. These forward-looking statements speak only as of the date of the foregoing communication, and the Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of the Company, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, for risks and uncertainties related to the Company’s business which may affect the statements made in this communication.

Investor Relations Contact:

Investor Relations

The Music Acquisition Corporation

9000 W. Sunset Blvd #1500, Hollywood, CA 90069

E-mail: info@musicacquisition.com

Telephone: (747) 203-7219